As filed with the Securities and Exchange Commission on May 28, 2020.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ToughBuilt Industries, Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada	3420	46-0820877
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

25371 Commercentre Drive, Suite 200

Lake Forest, CA 92630

Telephone: (949) 528-3100

(Address, including zip code, and telephone number,

including area code, of principal executive offices)

Mr. Michael Panosian

Chief Executive Officer

ToughBuilt Industries, Inc.

25371 Commercentre Drive, Suite 200

Lake Forest, CA 92630

Telephone: (949) 528-3100

(Address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Jolie Kahn, Esq. 12 E. 49th Street, 11th floor New York, NY 10017 (516) 217-6379	Barry I. Grossman, Esq. Sarah E. Williams, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, NY 10105 (212) 370-1300

Approximate date of proposed sale to public: As soon as practicable on or after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X] 333-237606

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [X]	Smaller reporting company [X]

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

[X] Emerging growth company

[ ]	If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to section 13(a) of the Exchange Act.

CALCULATION OF REGISTRATION FEE

Title of Securities being Registered	Proposed Maximum Aggregate Offering Price (1) (2) (3)	Amount of Registration Fee
Shares of common stock, $0.0001 par value per share	$3,450,000	$447.81
Warrants to purchase one share of common stock(4)	-	-
Shares of common stock issuable upon exercise of the Warrants and issuable upon exercise of the Pre-funded Warrants	$3,795,000	$492.59
Pre-funded Warrants to purchase one share of common stock(6)	$3,450,000	$447.81
Representatives’ Warrants (4)	-	-
Shares of common stock issuable upon exercise of the representative’s warrants(5)	$303,600	$39.41
Total	$10,998,600	$1427.62

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended, or the Securities Act.
(2)	Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional securities as may be issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(3)	Includes the offering price of any additional shares of common stock and warrants to purchase shares of common stock that the underwriters have the right to purchase from the Registrant. Includes shares the underwriters have the option to purchase to cover over-allotments, if any.
(4)	No fee is required pursuant to Rule 457(i) under the Securities Act.
(5)	Represents warrants to purchase a number of shares of common stock equal to 8% of the number of shares of common stock sold in this offering at an exercise price equal to 110% of the public offering price.
(6)	The proposed additional maximum aggregate offering price of the shares of common stock proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any Pre-funded Warrants offered and sold in the offering, and as such the proposed maximum aggregate offering price of the shares of common stock (or Pre-Funded Warrants in lieu thereof) and warrants is $3,000,000 plus up to an additional 15% for a total of $3,450,000.

This Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) under the Securities Act.

EXPLANATORY NOTE AND INCORPORATION OF

CERTAIN INFORMATION BY REFERENCE

This Registration Statement on Form S-1 (the “Registration Statement”) is being filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 462(b) under the Securities Act of 1933, as amended, by ToughBuilt Industries, Inc. (the “Registrant”). This Registration Statement incorporates by reference the contents of, including all exhibits to, the Registrant’s Registration Statement on Form S-1 (File No. 333-237606), originally filed on April 8, 2020, as amended (together with its exhibits, the “Prior Registration Statement”), which was declared effective by the Commission on May 28, 2020.

The Registrant is filing this Registration Statement for the sole purpose of increasing the aggregate number of shares of common stock, pre-funded warrants offered in lieu of shares of common stock and warrants, and representatives’ warrants, including securities that may be sold upon exercise of the underwriters’ overallotment option, and the aggregate number of shares of common stock underlying the foregoing warrants, to be registered for sale. The additional securities that are being registered for sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Prior Registration Statement. The information set forth in the Prior Registration Statement and all exhibits thereto are hereby incorporated by reference in this filing.

The required opinions and consents are listed on the Exhibit Index attached hereto and filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Forest, State of California on May 28, 2020.

TOUGHBUILT INDUSTRIES, INC.

By:	/s/ Michael Panosian
Name:	Michael Panosian
Title:	Chief Executive Officer and President

By:	/s/ Jolie Kahn
Name:	Jolie Kahn
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael Panosian	Chairman and Chief Executive Officer	May 28, 2020
Michael Panosian	(Principal Executive Officer)

/s/ Jolie Kahn	Chief Financial Officer	May 28, 2020
Jolie Kahn	(Principal Financial Officer and Principal Accounting Officer)

/s/ Robert Faught	Director	May 28, 2020
Robert Faught

/s/ Frederick D. Furry	Director	May 28, 2020
Frederick D. Furry

/s/ Paul Galvin	Director	May 28, 2020
Paul Galvin

/s/ Joshua Keeler	Director	May 28, 2020
Joshua Keeler

/s/ Linda Moossaian	Director	May 28, 2020
Linda Moossaian

EXHIBIT INDEX

Exhibit No.	Exhibit Description

5.1	Opinion of Jolie Kahn, Esq.

23.1	Consent of Jolie Kahn, Esq. (included in Exhibit 5.1)

23.2	Consent of Marcum LLP